EXHIBIT 10.9

Ampex Corporation

135 East 57th Street

New York, New York 10022

Telephone (212) 935-6144

June 16, 2006

Mr. Joel D. Talcott

Ampex Corporation

Vice President and Secretary

1228 Douglas Street

Redwood City, California 94063

Dear Joel:

This letter confirms our discussion regarding the royalty collection incentive opportunity for the 24-month period commencing January 1, 2006. Schedule A sets forth the percentage of net royalties received (after deduction of withholding taxes and any similar costs) that you and your team would be eligible to receive.

Calculation of incentives at the applicable rates will be made at the end of each six-month period and paid promptly thereafter. Royalty incentive payments to team members, other than yourself, aggregating the percentage amounts set forth in Schedule A will be divided in accordance with your recommendations should management exercise its discretion to do so.

I wish you great success in your royalty collection efforts.

Yours sincerely,

/s/ Edward J. Bramson
Edward J. Bramson
Chairman

Schedule A	Incentive Rates applicable to royalties
	30-Jun-06		31-Dec-06		30-Jun-07		31-Dec-07
Running or fixed payment camcorder royalties other than Sony received in 6 month period ending	1%		1%		1%		1%
Running camcorder royalties - Sony received in 6 month period ending	1.25%		1.25%		1.25%		1.25%
Running royalties on products other than camcorders pursuant to agreements completed on or before (1)	2.25	% *	2.25	% *	1.75	% *	1.25	% *
Fixed sum royalties for products other than camcorders as pursuant to agreements completed before (1)	2.25	% *	2.25	% *	1.75	% *	1.25	% *

(1)

Royalties from licencees of digital still cameras that already have licences in effect will be treated as new agreements for incentive purposes and will be assumed to have been agreed in the period when the first royalty payment is notified to Ampex

-	If Sony agreement covers camcorders in addition to other products all royalties will be payable at the rate for products other than camcorders
-	Any payments resulting from conclusion of Kodak litigation will carry an incentive rate of 1%
*	Includes 0.25% which may be distributed, at discretion of management, to team members other than J. Talcott